FORTEM RESOURCES INC. ANNOUNCES APPOINTMENT OF NEW PRESIDENT,
CHIEF EXECUTIVE OFFICER AND DIRECTOR

July 19, 2017 – Fortem Resources Inc. (OTCQB: FTMR) (the “Company”) is pleased to announce that the Company appointed Marc A. Bruner as the Chairman, President, Chief Executive Officer and a director of the Company on July 17, 2017.  Michael Caetano agreed to vacate such executive positions to permit the appointment of Mr. Bruner and has transitioned into his new role as Chief Operating Officer of the Company.  Mr. Caetano also remains as the Secretary, Treasurer and a director of the Company.

Marc Bruner stated, “Fortem has a portfolio of projects, each of which in my opinion provides a significant opportunity to build this company and enhance shareholder value.  I look forward to being an integral part of that process.”

Marc A. Bruner

Marc A. Bruner has over 30 years of extensive oil and gas knowledge and experience. He founded and held directorships with numerous oil and gas companies.

Mr. Bruner was previously the Chairman and CEO of Falcon Oil & Gas Ltd. and served as Ultra Petroleum Corp.’s founding Chairman where he was involved in developing the Pinedale Anticline in Wyoming. While serving these companies, Mr. Bruner oversaw negotiations and contracts with global oil and gas companies including Halliburton, Exxon Mobil, Questar Gas and Hess Corporation.

Mr. Bruner established Ultra Petroleum in 1996 to develop the unconventional oil and gas project in Wyoming known as the Pinedale Anticline. During his tenure as Chairman of the Board, Mr. Bruner conceived and negotiated 37 different contracts that formed the core value and principal asset base of Ultra Petroleum.

Mr. Bruner founded Pennaco Energy Inc. to explore and develop coal bed methane properties in the Powder River Basin of Wyoming and Montana in 1997. In March 2000, the company was sold to Marathon Oil.

After founding Falcon Oil & Gas in 2005, Mr. Bruner served as the company’s President and Chief Executive Officer until 2010. In 2011, Mr. Bruner established Australian-based Paltar Petroleum. The unconventional oil and gas exploration and development company is focused on exploiting its assets in the Beetaloo Basin undeveloped shale deposits in Northern Australia.

Michael Caetano

Michael Caetano joined the Company’s board of directors and became the Company’s President, Chief Executive Officer, Secretary and Treasurer on July 30, 2013. On May 11, 2017, Mr. Caetano became the Chairman of the board of directors, Chief Executive Officer and President of National Energy Inc. From January 2008 to 2014, Mr. Caetano was a senior executive of Skyline Custom Homes Corporation and was accountable for procurement and deployment of multiple real estate development projects, as well as responsible for the design, development and implementation of various stages of residential and commercial construction developments. He has over 20 years of successful business development and leadership in a wide variety and range of businesses. Along with his business experience he specializes in capital funding, mergers and acquisitions.

About Fortem Resources

Fortem Resources Inc. is a publicly traded oil and gas production, development and exploration company, which holds properties in Western Canada and Utah and is seeking North American & International expansion through an acquisition strategy.  The Company’s common shares are quoted on the OTC.QB under the symbol FTMR.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Executive Officer

This news release contains forward-looking information that involves various risks and uncertainties regarding future events. Such forward-looking information can include without limitation statements based on current expectations involving a number of risks and uncertainties and are not guarantees of future performance of the Company, such as statements about each project providing a significant opportunity to build the company and enhance shareholder value. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) adverse market conditions; (ii) risks inherent in the oil and gas industry in general; and (iii) the inability of the company to finance the execution of its business plan. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Except as required by law, the Company does not intend to update these forward-looking statements.